UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CALIFORNIA BANCORP

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CALIFORNIA BANCORP

April 20, 2021

Dear Fellow Shareholder:

The Board of Directors would like to extend to you a cordial invitation to attend the Annual Meeting of Shareholders of California BanCorp (the “Company” or “we”). The Annual Meeting will be held on Thursday, May 20, 2021, at 10:00 a.m., Pacific Time, at the Company’s offices at 1300 Clay Street, Suite 500, Oakland, California 94612. The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted on at the Annual Meeting.

The safety of our employees, customers, communities and shareholders is our first priority. As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting could be postponed or moved to another location. At this time, we expect the Annual Meeting to occur as planned and will take necessary precautions to protect the health and safety of those who attend. If we change the date, time or location of the Annual Meeting, we will announce the decision to do so in advance and post details on our website at www.californiabankofcommerce.com. To adhere to current COVID-19 pandemic safety guidelines, we will limit the number of people allowed to attend the meeting in person. If you are a shareholder and would like to attend the meeting in person, you must RSVP by contacting us by May 13, 2021 via telephone at (510) 457-3615 or email to trey@bankcbc.com.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You will be able to vote your shares over the Internet, by telephone or by completing a proxy card or voting instruction form and returning it by mail. Please review the instructions with respect to your voting options described in the accompanying Proxy Statement.

Voting by Internet, telephone or mail will not prevent you from voting in person if you choose to attend the Annual Meeting.

Thank you for your ongoing support. We look forward to seeing you at our Annual Meeting.

Sincerely,

Stephen A. Cortese	Steven E. Shelton
Chairman of the Board	President and Chief Executive Officer

1300 Clay Street, Suite 500, Oakland, California 94612 – (510) 457-3615

CALIFORNIA BANCORP

1300 Clay Street, Suite 500

Oakland, California 94612

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 20, 2021

The 2021 Annual Meeting of Shareholders of California BanCorp (the “Company” or “our”) will be held at the Company’s offices at 1300 Clay Street, Suite 500, Oakland, CA 94612 on Thursday, May 20, 2021, at 10:00 a.m., Pacific Time, for the following purposes:

1.

Election of Directors. To elect each of the following eleven nominees to serve as the Company’s directors until the 2022 Annual Meeting of Shareholders and until their successors are elected and qualified:

Andrew J. Armanino

Stephen A. Cortese

Kevin J. Cullen

Stephen R. Dathe

Wayne S. Doiguchi

Donald J. Kintzer

Rochelle G. Klein

Julie J. Levenson

Frank L. Muller

Steven E. Shelton

Edmond E. Traille

2.	Ratification of the Appointment of Independent Public Accounting Firm. To ratify the appointment of Crowe LLP as our independent public accounting firm for the fiscal year ending December 31, 2021.

3.	Other Business. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of all eleven nominees named above to our Board of Directors, and “FOR” ratification of the appointment of Crowe LLP as our independent public accounting firm for the fiscal year ending December 31, 2021.

Only shareholders of record at the close of business on March 31, 2021 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

This Proxy Statement and the Company’s 2020 Annual Report are available online at www.edocumentview.com/CALB.

YOUR VOTE IS VERY IMPORTANT. Even if you plan to attend the Annual Meeting in person, please submit your proxy promptly by mail, telephone or the Internet, all as described in more detail in the Proxy Statement.

By Order of the Board of Directors

Stephen A. Cortese

Chairman of the Board of Directors

April 20, 2021

CALIFORNIA BANCORP

1300 Clay Street, Suite 500

Oakland, California 94612

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held at 10:00 a.m., Pacific Time, Thursday, May 20, 2021

INTRODUCTION

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of California BanCorp, a California corporation, for use at the 2021 Annual Meeting of Shareholders, which will be held on Thursday, May 20, 2021, at 10:00 a.m., Pacific Time, at the Company’s principal executive offices at 1300 Clay Street, Suite 500, Oakland, California 94612, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 20, 2021.

The safety of our employees, customers, communities and shareholders is our first priority. As part of our precautions regarding the COVID-19 pandemic, we are planning for the possibility that the Annual Meeting could be postponed or moved to another location. At this time, we expect the Annual Meeting to occur as planned and will take necessary precautions to protect the health and safety of those who attend. If we change the date, time or location of the Annual Meeting, we will announce the decision to do so in advance and post details on our website at www.californiabankofcommerce.com. The proxies that we are soliciting authorize the proxy holders to vote your shares in accordance with your instructions at any adjournment, postponement or relocation of the Annual Meeting.

As a matter of convenience, in this Proxy Statement we refer to California BanCorp as the “Company” or “we,” “us” or “our” and our 2021 Annual Meeting of Shareholders and any adjournments or postponement as the “Annual Meeting” or the “Meeting”. We refer to California Bank of Commerce, our wholly-owned bank subsidiary, as the “Bank.”

The proxy materials for the Annual Meeting, including this Proxy Statement and our Annual Report to Shareholders on Form 10-K for the year ended December 31, 2020 (“2020 Annual Report”), will also be available to our shareholders on the Internet at www.edocumentview.com/CALB, beginning on or about April 20, 2021.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND PROVIDE US WITH YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

Some shareholders may have their shares registered in different names or hold shares in different capacities. For example, a shareholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. If, in that event, you want all of your votes to be counted, please be sure to vote in each of those capacities.

Who May Vote?

If you were a holder of shares of our common stock on the records of the Company at the close of business on March 31, 2021 (the “Record Date”), you are entitled to notice of and may vote at the Annual Meeting.

How Many Votes Do I Have?

Each share of common stock outstanding at the close of business on the Record Date is entitled to one vote on each of the matters to be voted upon at the Annual Meeting.

Notwithstanding the foregoing, if any shareholder in attendance at the Annual Meeting gives notice at the Annual Meeting, prior to the voting, of an intention to cumulate votes in the election of directors, then all shareholders will be entitled to cumulate votes in that election. In an election of directors held by cumulative voting, each shareholder is entitled to cast a number of votes that is equal to the number of directors to be elected (which at the Annual Meeting will be eleven), multiplied by the number of shares that the shareholder is entitled to vote at the Annual Meeting. The shareholder may cast all of those votes for a single nominee or distribute them among any number or all of the nominees in such proportions as the shareholder may choose.

On the Record Date, the Company had 8,189,598 shares of common stock outstanding and entitled to vote at the Annual Meeting.

How Do I Vote?

Voting in Person. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., at the close of business on the Record Date, you are considered the shareholder of record with respect to those shares and you have the right to vote your shares in person at the Annual Meeting. If your shares are held through a broker, bank or other nominee (that is, in “street name”) at the close of business on the Record Date, you are considered the “beneficial owner” of those shares and you may vote your shares in person at the Annual Meeting only if you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares in person at the Annual Meeting.

Voting by Proxy for Shares Held by a Shareholder of Record. If you are a shareholder of record, you may direct how your shares are voted without attending the Annual Meeting in one of the following ways:

•

Voting by Telephone. You may vote by calling the toll-free telephone number and following the instructions printed on your proxy card. The deadline for voting by telephone is May 20, 2021, at 1:00 A.M., Pacific Time. If you vote by telephone, you do not need to return your proxy card.

•

Voting on the Internet. You may vote on the Internet by accessing the website address and following the instructions printed on your proxy card. The deadline for voting on the Internet is May 20, 2021, at 1:00 A.M., Pacific Time. If you vote on the Internet, you do not need to return your proxy card.

•

Voting by Mail. You may vote by completing, signing and returning your proxy card by mail. To vote in this manner, please mark, date and sign the enclosed proxy card and return it by mail in the accompanying postage-prepaid envelope. In order to assure that your shares will be voted, you should mail your signed proxy card in sufficient time for it to be received before the Annual Meeting. If your shares are registered in different names or you hold your shares in more than one capacity, you will receive more than one proxy card. In that case, if you choose to vote by mail and you want all of your shares voted, please complete each proxy card that you receive and return it in its own postage prepaid envelope.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy in advance of the meeting as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. Submitting your proxy by telephone, Internet or mail will not affect your right to vote in person should you decide to attend the Annual Meeting. If you do attend and vote your shares in person at the Annual Meeting, after having voted by any of the methods described above, only your last vote will be counted.

Voting by Proxy for Shares Held In Street Name. If you are the beneficial owner of shares held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to instruct how your shares are to be voted at the Annual Meeting.

How Will The Board Vote My Proxy?

If you grant us your proxy to vote your shares (whether by telephone or over the Internet or by completing, signing and returning your proxy card by mail), and you do not revoke that proxy prior to the Annual Meeting, your shares will be voted as directed by you. If you grant us your proxy without providing any specific direction as to how your shares should be voted, your shares will be voted: “FOR” all of the eleven director nominees named in the Notice of Annual Meeting for election to the Board of Directors (Proposal No. 1), and “FOR” ratification of the appointment of Crowe LLP as our independent public accounting firm for the fiscal year ending December 31, 2021 (Proposal No. 2).

If any other matter should be properly presented at the Annual Meeting upon which a vote may be taken, the shares represented by your proxy will be voted in accordance with the judgment of the holders of the proxy. Such persons also have discretionary authority to vote to adjourn the Annual Meeting, including for soliciting proxies to vote in accordance with the recommendations of the Board of Directors on any of the above items. However, if your shares are held in a brokerage account, please read the information below under the caption “Voting Shares Held by Brokers, Banks and Other Nominees” regarding how your shares may be voted.

Voting Shares Held by Brokers, Banks and Other Nominees

We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our common stock. Proxies that are returned to us by brokers, banks or other nominee holders on your behalf will count toward a quorum and will be voted in accordance with the voting instructions you have sent to your broker, bank or other nominee holder. If, however, you want to vote your shares in person at the Annual Meeting, you will need to obtain a legal proxy or broker’s proxy card from your broker, bank or other nominee holder and bring it with you to the Annual Meeting. If you fail to provide voting instructions to, or you attend the Annual Meeting and do not obtain a legal proxy or broker’s proxy from, your broker, bank or other nominee, your shares will not be voted, except as provided below with respect to certain “routine” matters.

Under rules applicable to securities brokerage firms, a broker who holds shares in “street name” for a customer may generally vote your shares in its discretion on “routine” proposals, but does not have the authority to vote those shares on any “non-routine” proposal, except in accordance with your voting instructions. Under New York Stock Exchange (“NYSE”) rules, if your shares are held by a member organization, as that term is defined under NYSE rules, responsibility for making a final determination as to whether a specific proposal constitutes a routine or non-routine matter rests with that organization, or third parties acting on its behalf. If your broker does not receive voting instructions from you, but chooses to vote your shares on a routine matter, then your shares will be deemed to be present by proxy and will count toward a quorum at the Annual Meeting, but will not be counted as having been voted on, and as a result will be deemed to constitute “broker non-votes” with respect to, non-routine proposals.

Vote Required

Quorum Requirement. Our Bylaws require that a quorum (that is, the holders of a majority of all of the shares entitled to vote at the Annual Meeting) be present, in person or by proxy, before any business may be transacted at the Annual Meeting (other than adjourning the Annual Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).

Proposal No. 1 (Election of Directors). The eleven nominees for election to the Board who receive the highest number of votes cast will be elected. As a result, shares voted “Withhold” and broker non-votes will not be counted in determining the outcome of the election. However, shares voted “Withhold” and broker non-votes will be considered present at the Annual Meeting for purposes of determining whether a quorum is present.

Proposal No. 2 (Ratification of the Appointment of Independent Public Accountants). The approval of this proposal requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting, provided that such shares also constitute at least a majority of the required quorum. Abstentions and broker non-votes are not counted in determining whether the affirmative votes constitute a majority of the shares present or represented and voting at the Annual Meeting for this proposal but could affect whether this proposal is approved because they do not count as affirmative votes in determining whether the shares voting affirmatively on the proposal constitute at least a majority of the required quorum.

How You Can Revoke Your Proxy or Voting Instructions and Change Your Vote

If you are the record owner of your shares, you may revoke any proxy you may have submitted over the Internet or by telephone or any proxy you may have returned by mail, at any time before your proxy has been voted, by taking one of the following actions:

•	Attending the Annual Meeting and voting in person;

•	Completing, signing and submitting a signed proxy card bearing a later date than the date of your earlier vote or proxy; or

•

Sending a written revocation of your proxy to the Company’s Corporate Secretary at 1300 Clay Street, Suite 500, Oakland, California 94612. To be effective, the notice of revocation must be received by the Company before the Annual Meeting commences. If, after revoking your proxy in this manner, you want to vote your shares, you may do so only by one of the methods set forth above, and not over the Internet or by phone.

However, if your shares are held by a broker, bank or other nominee holder, you will need to contact your broker, bank or the nominee holder if you wish to change or revoke any voting instructions that you previously gave to your broker, bank or other nominee holder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information, as of March 31, 2021 (except where another date is indicated), regarding the shares of our common stock that were owned, beneficially by (i) each of our current directors and each nominee standing for election to our Board of Directors at the Annual Meeting; (ii) each of our named executive officers and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, we believe that the shareholders listed have sole voting and investment power with respect to all shares, subject to applicable community property laws.

Name of Beneficial Owner (1)	Common Stock	Exercisable Options and Vesting Restricted Stock Units (2)	Shares Beneficially Owned (3)	Percent of Class (3)
Directors:
Andrew J. Armanino	92,600	—	92,600	1.13%
Stephen A. Cortese	213,422	—	213,422	2.61%
Kevin J. Cullen	40,109	2,100	42,209	0.52%
Stephen R. Dathe	43,769	2,100	45,869	0.56%
Wayne S. Doiguchi	19,059	—	19,059	0.23%
Donald J. Kintzer	31,864	—	31,864	0.39%
Rochelle G. Klein (4)	138,660	2,100	140,760	1.72%
Julie J. Levenson	—	—	—	0.00%
Frank L. Muller	4,848	—	4,848	0.06%
Steven E. Shelton	40,556	29,265	69,821	0.85%
Edmond E. Traille	45,607	—	45,607	0.56%

Executive Officers other than Directors:
Tom M. Dorrance	14,065	16,910	30,975	0.38%
Vivian Z. Mui	1,699	5,035	6,734	0.08%
Scott Myers	1,190	5,370	6,560	0.08%
Thomas A. Sa	—	6,700	6,700	0.08%
Michelle M. Wirfel	13,814	23,432	37,246	0.45%

Directors and Executive Officers as a Group (16)	701,262	93,012	794,274	9.70%

(1)	The address for all executives and directors is c/o California BanCorp, 1300 Clay Street, Suite 500, Oakland, California 94612.
(2)	Reflects shares that that may be acquired upon the exercise of stock option or the vesting of restricted stock units within 60 days of March 31, 2021.
(3)

Includes beneficially owned shares plus options currently exercisable or exercisable within 60 days of the March 31, 2021. Subject to applicable community property laws and shared voting and investment power with a spouse, the persons listed have sole voting and investment power with respect to such shares unless otherwise noted.

(4)	Includes 13,206 held in trust as to which Ms. Klein shares voting and dispositive authority as trustee.

Set forth below is certain information as of March 31, 2021 (except where another date is indicated) regarding the shares of our common stock that were owned, beneficially by each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of the outstanding shares of our common stock.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class
AllianceBernstein L.P. (1)	452,882	5.53%
Banc Fund Entities (2)	719,113	8.78%
Endeavor Capital Advisors Inc. (3)	801,782	9.79%

(1)

Based on a Schedule 13G filed with the SEC on February 8, 2021 by AllianceBernstein L.P., which reports sole voting and dispositive power over all such shares. The filing reports that AllianceBernstein L.P. is a majority owned subsidiary of AXA Equitable Holdings, Inc. (“AXA”) and operates under independent management and makes independent decisions from AXA and its respective subsidiaries. AXA calculates and reports beneficial ownership separately from AllianceBernstein pursuant to guidance provided by the SEC in Release Number 34-39538 (January 12, 1998). The filer’s address is 1345 Avenue of the Americas, New York, NY 10105.

(2)

Based on a Schedule 13G filed with the SEC on February 11, 2021 by Banc Fund VIII L.P. (“BF VIII”), Banc Fund IX L.P. (“BF IX”), and Banc Fund X L.P. (“BF X”) who report sole voting and dispositive authority over 8,115, 423,945 and 278,050 shares of the Company’s common stock, respectively. The general partner of BF VIII is MidBanc VIII L.P. The general partner of BF IX is MidBan IX L.P. The general partner of BF X is MidBan X L.P. The general partner of MidBanc VIII L.P, MidBan IX L.P. and MidBan X L.P. is The Banc Funds Company, L.L.C. (“TBFC”). The filing further reports that TBFC’s principal shareholder is Charles J. Moore, that Mr. Moore is the manager of BF VIII, BF IX, and BF X and has voting and dispositive power over the securities of the Company held by each of those entities and that as the controlling member of TBFC, Mr. Moore controls TBFC, and therefore each of the partnership entities directly and indirectly controlled by TBFC. The filers’ address is 20 North Wacker Drive, Suite 3300, Chicago IL 60606.

(3)

Based on a Schedule 13G filed with the SEC on February 16, 2021 by Endeavour Capital Advisors Inc. (“Endeavour”), Endeavour Regional Bank Opportunities Fund II L.P. (the “Fund”), Laurence M. Austin, Mitchell J. Katz and Jonah Marcus. The filing reports that Endeavour and the three individual persons share voting and dispositive power over all of these shares and the Fund shares voting and dispositive power over 612,731 of these shares. The three individual persons disclaim beneficial ownership over these shares except to the extent of their pecuniary interests therein. The filers’ address is 410 Greenwich Avenue, Greenwich, CT 06830.

ELECTION OF DIRECTORS

(Proposal No. 1)

At the Annual Meeting, shareholders will elect eleven directors to serve until our next annual meeting of shareholders. Our Bylaws provide that the authorized number of directors shall not be less than nine nor more than seventeen with the exact number of directors, within that range, to be fixed from time to time by resolution of the Board of Directors or our shareholders. The authorized number of directors is currently fixed at eleven.

Vote Required and Recommendation of the Board of Directors

Under California law and our Bylaws, the eleven nominees receiving the highest number of votes entitled to be cast in the election of directors will be elected to serve as directors of the Company. As a result, any shares that are voted “Withhold” and broker non-votes will not be counted in determining the outcome of the election.

Unless otherwise instructed, the persons who are named as the proxy holders on the enclosed proxy card intend to vote the proxies received by them for the election of all eleven of the nominees. If, prior to the Annual Meeting, any of the nominees becomes unable or unwilling for good cause to serve as a director, the proxy holders will vote the proxies received by them for the election of any substitute nominee selected by the Board of Directors. The Company has no reason to believe that any of the nominees will become unable or unwilling to serve. In addition, if any shareholder gives notice at the Annual Meeting, prior to voting, of his or her intention to cumulate votes in the election of directors, the proxy holders will have the discretion to allocate and cast the votes represented by each of the proxies they hold among the above named nominees for whom authority to vote has not been withheld, in such proportions as the proxy holders deem appropriate in order to elect as many of the nominees named above as is possible.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE ELEVEN NOMINEES NAMED BELOW FOR ELECTION TO THE BOARD OF DIRECTORS

Nominees

Our Board of Directors has nominated the eleven individuals named below for election to the Board for a term of one year ending at the 2022 Annual Meeting of Shareholders and until their respective successors are elected and qualify to serve. Each of the eleven nominees named below was nominated by the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee. Each nominee is currently a director of the Company as well as director of the Company’s subsidiary, California Bank of Commerce (the “Bank”), and has consented to serve as a director, if elected at the upcoming Annual Meeting. The following table also indicates each director’s age and the year in which he or she began serving as a director of the Company (or the Bank, if prior to the holding company reorganization on June 30, 2017).

No current director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers. Mr. Shelton’s employment agreement contemplates that he will serve as a director of the Bank, but otherwise none of our directors have any arrangement or understanding with another person under which the director was or is to be elected as a director or director nominee. None of our directors has been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our directors or executive officers during the last ten years that we consider material to the evaluation of the ability and integrity of any director.

Andrew J. Armanino, age 56, has served on our Board of Directors since 2013. Mr. Armanino was the managing Partner and Chief Executive Officer of Armanino LLP, a public accounting firm, from 2005 to 2018, at which time he retired and is no longer affiliated with the firm. He is chairman of the board for Moore Global International Limited, an accounting and business advisory network of independent accounting firms.

Mr. Armanino is also a board member of Better Therapeutics. Additionally, he is a board member of the Armanino Foundation, a community service organization. Mr. Armanino’s significant accounting experience provides in-depth knowledge of generally accepted accounting principles and auditing standards to the Board. With years of providing services to small and medium-sized businesses, he brings valuable insights to the Board regarding these businesses, which are similar to the Bank’s business customers.

Stephen A. Cortese, age 60, has served on our Board of Directors since 2007. Mr. Cortese has worked in commercial real estate development and management since 1987. He is the general partner of Cortese Real Property, LP, a commercial real estate development and management firm, since 2003. Mr. Cortese has significant experience in real estate management, investment and construction, particularly in the greater San Francisco Bay Area, enabling him to bring valuable insights regarding these matters to our Board.

Kevin J. Cullen, age 54, has served on our Board of Directors since 2007. Mr. Cullen is the Chief Financial Officer and co-owner of Olson & Company Steel, Inc., a construction company, a position he has held since 2013. He is also a director of Steel Bar Fresno and California Steel Captive. He previously served as Chief Financial Officer of Guarantee Glass, Inc., a general contractor, from 2008 to 2012, and as Chief Financial Officer and a co-owner of MDC Vacuum, a manufacturing company, from 1998 to 2008. Mr. Cullen’s business experience, including as the owner of and Chief Financial Officer for construction and manufacturing companies, enables him to bring valuable insights to the Board regarding these small to medium sized construction and industrial businesses, which are similar to the Bank’s customers.

Stephen R. Dathe, age 59, has served on our Board of Directors since 2007. Mr. Dathe has been the President and CEO of A&B Die Casting Company since 2017 and the President and majority shareholder of Benda Tool and Model Works, Inc. since 2006. Mr. Dathe’s significant experience as an executive of manufacturing companies enables him to bring valuable insights to the Board regarding small to medium-sized industrial businesses, which are the Bank’s predominant commercial customers.

Wayne S. Doiguchi, age 71, has served on our Board of Directors since 2016. Mr. Doiguchi served as Chairman and Chief Executive Officer of Pan Pacific Bank from 2010 until its merger with the Bank in 2016. In addition to his duties as a director of the Company, Mr. Doiguichi provides business and customer development services to the Bank. Mr. Doiguchi has over 40 years as an executive in the financial services industry. He is a member of the Chamber of Commerce and Rotary Club in his community as well as a volunteer for many social welfare and small business causes. Mr. Doiguchi’s extended career in banking and deep banking industry and bank regulatory experience are important attributes that support our Board. Mr. Doiguchi also supports the Bank’s business development efforts, particularly in the San Francisco Bay Area markets formerly served by Pan Pacific Bank.

Donald J. Kintzer, age 73, has served on our Board of Directors since 2013. Mr. Kintzer is a retired partner of PricewaterhouseCoopers. He was admitted to the partnership of PricewaterhouseCoopers in 1988 and served in various roles and locations during his over 31-year career with the firm until his retirement in 2008. Mr. Kintzer has been a member of the board of directors of GasLog Ltd (NYSE:GLOG) since 2014 where he has served on the audit & risk committee since November 2014 and has chaired its audit & risk committee since March 2015. He was a member of the board of directors of GasLog Partners LP (NYSE:GLOP) from 2014 to 2015 and chaired its audit committee from May 2014 until March 2015. Mr. Kintzer is a member of the board of governors of Lawrence Livermore National Security, LLC and until November 2018, was a member of the board of governors of Los Alamos National Security, LLC. Mr. Kintzer brings in-depth knowledge of generally accepted accounting principles, auditing standards and corporate governance matters to our Board.

Rochelle G. Klein, age 59, has served on our Board of Directors since 2007. She is one our founders and worked to organize the Bank since its inception in 2006. Ms. Klein served as Vice President in the Fixed Income Currency and Commodities Division at Goldman Sachs, in New York, Los Angeles and San Francisco, from 1987 to 2002. She continues to privately invest and consult and was most recently an Advisory Business Development Director for Ocean Gate Capital Management, L.P., in San Francisco and Boston, from 2006 to 2009. Ms. Klein has a Bachelor of Arts degree with honors and distinction in Economics from Stanford University and a Master’s in Business Administration and a Juris Doctor degree from University of California, Los Angeles. Ms. Klein works to give back to her community using her financial and development expertise in chairing and serving on numerous philanthropic and higher education boards and foundations. As a longtime member of our the Board as well as the local and finance communities, Ms. Klein contributes to the Board a substantial understanding of finance, financial markets, risk management, regulatory requirements and business development from over 30 years of experience as a senior executive at a leading global investment bank and as a founder of the Bank from inception through regulatory approval and scale.

Julie J. Levenson, age 58, was appointed to our Board of Directors during the first quarter of 2021. Ms. Levenson is a Founding Partner of La Honda Advisors, a Silicon Valley-based boutique advisory firm that provides M&A and capital markets advice to companies in the technology, consumer, and health-tech industries. Ms. Levenson previously served as the Head of Private Capital Markets for Cowen & Company, Head of Private Equity Financing at Houlihan Lokey and Head of Private Placements at Merrill Lynch. She was a director of Graf Acquisition Corp, an Exchange Act registrant, from 2019 to 2020. Ms. Levenson graduated with Honors in Philosophy at Dartmouth College and received a JD/MBA from The University of Pennsylvania Law School and The Wharton School of Business. Ms. Levenson brings our Board capital markets and M&A expertise.

Frank L. Muller, age 65, has served on our Board of Directors since 2020. Mr. Muller is the owner of M Three Ranches, LLC in Woodland, California, a farming and farming consulting business, since January 2020. He was previously the co-owner, President and Chief Financial Officer of Muller Ranch, LLC, a farming and farming consulting business, from 1979 to December 2019. Mr. Muller has served on the board of directors for Pacific Coast Producer, an agricultural canning and packaging cooperative, since 1990, including as chairman for the past 15 years. He previously served on the board of directors for the California Department of Food and Agriculture during 2018 and 2019 and, previously, the board of directors of the Federal Crop Insurance Corporation. Mr. Muller’s familiarity with the Northern Central Valley region of California and the agricultural industry bring valuable insights to our Board as we expand our presence throughout Northern California.

Steven E. Shelton, age 60, has served on our Board of Directors since 2018. Mr. Shelton has also served as President and Chief Executive Officer of the Company and the Bank since May 2018. Previously he served as Executive Vice President of the Bank since its organization in 2007. Prior thereto, Mr. Shelton served for 13 years in various executive management positions with CivicBank of Commerce in Oakland, California, most recently as its president. Mr. Shelton brings extensive leadership and banking experience to our Board. His extended career in banking as well as his broad and deep banking industry and bank regulatory experience are important attributes that support our Board. In addition, the Board values Mr. Shelton’s in-depth knowledge of the Company gained through his position as our President and Chief Executive Officer, including with respect to its operations, strategy, financial condition and competitive position.

Edmond E. Traille, age 73, has served on our Board of Directors since 2007. Retired since 2016, Mr. Traille is a business consultant. He is the founder of GALLINA LLP, a public accounting firm, and served as its Chief Executive Officer from 1972 to 2016. He has over 45 years of experience providing services to small and medium-sized business clients primarily within the real estate, construction and equipment rental industries. Mr. Traille holds a BBA degree in accounting from the University of Notre Dame. He is a licensed certified public accountant in California. Mr. Traille’s significant accounting experience provides in-depth knowledge of generally accepted accounting principles and auditing standards to the Board. With years of providing services to small and medium-sized business, he brings valuable insights to the Board regarding these businesses, which are similar to the Bank’s business customers.

THE BOARD OF DIRECTORS

The Role of the Board of Directors

In accordance with our Bylaws and California law, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board also are members of the Board of Directors of the Bank, which accounts for substantially all of the Company’s consolidated operating results. The members of the Board keep informed about our business through discussions with senior management and other officers and managers of the Company and the Bank, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and in Board committee meetings.

During 2020, our Board of Directors held a total of 12 meetings and 28 committee meetings. Each director attended at least 75% of the full Board meetings and the meetings of the Board committees on which they served during their term of office as a director in 2020. We encourage our directors to attend our annual meeting of shareholders. All of our then-current directors attended our 2020 Annual Meeting of Shareholders.

Corporate Governance Principles and Board Matters

Our Board believes that sound governance policies and practices provide an important framework to assist it in fulfilling its duties to our shareholders. Our Board has adopted a number of policies and practices under which it has operated for some time with concepts based on the suggestions of various authorities in corporate governance and the requirements under applicable Nasdaq rules. Our Board members believe these policies and practices are essential to the performance of the Board’s oversight responsibilities and the maintenance of the Company’s integrity in the marketplace. The policies and practices include, among others, the following:

Code of Business and Ethical Conduct. We have adopted a Code of Business and Ethical Conduct for our directors, officers and employees and a Code of Conduct for the Chief Executive Officer and Other Senior Financial Officers (“Code of Conduct”) that contains specific ethical policies and principles that apply to our principal executive officer, principal financial officer, principal accounting officer and other key accounting and financial personnel. The Code of Conduct constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” for purposes of satisfying Nasdaq’s listing standards.

The Code of Conduct is available in the Investor Relations section of our website at www.californiabankofcommerce.com. To the extent required by applicable SEC rules, Nasdaq’s listing standards or our Code of Conduct, we will disclose any waivers of the requirements of our Code of Conduct that may be granted to our executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions on our website.

Related Party Transaction Policy. Our Board has adopted a Related Party Transaction Policy, which provides that subject to certain limited exceptions, the Company will not enter into or consummate a related party transaction that is determined by the Nominating and Corporate Governance Committee to be materially less favorable from a financial standpoint to the Company than similar transactions between the Company and unaffiliated third parties. A “related party transaction” is a transaction between the Company or any of its subsidiaries and any executive officer, director or owner of more than 10% of the outstanding shares of the Company’s common stock or persons related to them. Our Related Party Transaction Policy is described more detail below under the heading “Policies and Procedures for Approval of Related Person Transactions.”

Board Leadership Structure. The Chairman of our Board is Stephen A. Cortese. Our Board has separated the positions of Chairman and Chief Executive Officer since our inception because our Board believes that doing so provides the appropriate leadership structure for us at this time, particularly because the separation of those two positions enables our Chief Executive Officer to focus on the management of our business and the development and implementation of strategic initiatives, while the Chairman leads our Board in the performance of its management oversight and other responsibilities.

Director Independence. Our Board has adopted corporate governance guidelines and principles requiring, among other things, that a majority of the Board be composed of directors meeting the requirements for independence established by Nasdaq’s listing standards and applicable SEC rules. Our corporate governance guidelines and principles require that our Board evaluate the independence of its directors at least annually. Based on its most recent evaluation, our Board has concluded that each of our directors, other than Mr. Shelton, meets the independence requirements of the Nasdaq listing standards and applicable SEC rules. Mr. Shelton, the Company’s President and Chief Executive Officer is not considered to be independent because he is an executive officer of the Company and the Bank. The Board has also concluded that each member of our Audit Committee, our Compensation Committee, and our Nominating and Corporate Governance Committee is independent under the Nasdaq listing standards and SEC rules that apply to each of those committees. In making such determination, the Board considered the relationships that each director has with the Company and all other facts and circumstances that the Board deemed relevant in determining director independence, including the beneficial ownership of our capital stock by each director.

Anti-Hedging Policy. Our Insider Trading Policy prohibits our directors, named executive officers and other key executives from hedging the economic interest in the Company securities that they own and from engaging in short sales or speculative transactions with respect to our stock. The policy allows a covered person to seek our Audit Committee’s approval to pledge shares of Company stock for a specific loan (other than margin debt) after demonstrating their financial capacity to repay the proposed loan without the sale of any pledged shares of Company securities or the lender’s agreement that is will only foreclose on the collateral after confirming that trading is then permitted under our Insider Trading Policy. As of the date of this proxy statement, to the best of the Company’s knowledge, except as set forth above, none of our executive officers have outstanding pledges with respect to any Company stock.

Committees	of our Board of Directors

Our Board has the following three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each of those committees, and copies of those charters are available on the Investor Relations section of our website at www.californiabankofcommerce.com. In addition, from time to time, our Board may establish special committees to address specific issues when necessary.

The Audit Committee. Our Board has established a standing Audit Committee, the current members of which are Edmond E. Traille, its chairman, Rochelle G. Klein and Donald J. Kintzer. Our Board also has determined that each of its members meet the definition of “audit committee financial expert” adopted by the SEC and satisfy the financial sophistication requirements of applicable rules of The Nasdaq Stock Market.

The Audit Committee’s responsibilities include:

•

Overseeing the integrity of our financial statements and those of our subsidiaries, including the financial reporting processes and systems of internal controls regarding finance, accounting, legal and regulatory compliance;

•	Overseeing the independence, qualifications and performance of our independent auditors and internal audit function;

•	Monitoring the open communication among the independent auditor, management, the internal audit function and the board;

•	Overseeing our significant risk management activities, including compliance with laws and regulations and protection of customer data;

•	Reviewing and recommending to the Board for approval on an annual basis, at a minimum, our significant risk management policies;

•	Reviewing reports from management concerning our significant risk management activities;

•	Reviewing and assessing the adequacy of its formal written charter on an annual basis; and

•	Overseeing such other matters that may be specifically delegated to the Audit Committee by the Board.

The Audit Committee met seven times during 2020.

The Compensation Committee. The Board has established a standing Compensation Committee that is currently comprised of Stephen R. Dathe, its chairman, Andrew J. Armanino, Kevin J. Cullen and Edmond E. Traille.

The Compensation Committee’s responsibilities include:

•	Reviewing and approving the compensation plans, policies and programs for our Chief Executive Officer and other senior officers;

•

Developing, reviewing and making recommendations to the Board with respect to the adoption or revision of cash and equity incentive plans, approving individual grants or awards thereunder and reporting to the Board regarding the terms of such individual grants or awards;

•

Reviewing and discussing with our management the narrative discussion and tables regarding executive officer and director compensation to be included in the our annual proxy statement, in accordance with applicable laws, rules and regulations;

•	Producing and approving an annual report on executive compensation for inclusion in our annual proxy statement, in accordance with applicable laws, rules and regulations;

•	Making recommendations to our Board regarding the type and amount of compensation be paid or awarded to members of our Board;

•	Annually reviewing and assessing the adequacy of its formal written charter; and

•	Overseeing any other matters that may be specifically delegated to the Compensation Committee by our Board.

The Compensation Committee met four times during 2020.

The Nominating and Corporate Governance Committee. Our Board has established a standing Nominating and Corporate Governance Committee, the current members of which are Wayne S. Doiguchi, its chairman, and Andrew J. Armanino.

The Nominating and Corporate Governance Committee’s responsibilities include:

•

Developing and recommending policies to our Board regarding the director nomination process, including establishing a policy with regard to consideration of director candidates recommended by directors, employees, shareholders and others or to fill director vacancies, in accordance with our Bylaws;

•	Identifying and making recommendations to the Board specific candidates for election as directors;

•	Recommending to the Board specific selection qualifications and criteria for Board membership;

•	Evaluating the independence of the directors and making recommendations to the Board with respect to the directors to be appointed to serve on each committee of the Board;

•

Developing and recommending, for the Board’s approval, corporate governance principles and policies, and codes of conduct for the our executive officers, employees and directors as the committee determines from time to time to be appropriate, in accordance with applicable laws, rules and regulations;

•	Leading the Board in its annual review of the performance of the Board and its committees, as applicable;

•	Annually reviewing and assessing the adequacy of its formal written charter; and

•	Overseeing any other matters that may be specifically delegated to the Nominating and Corporate Governance Committee by our Board.

The Nominating and Corporate Governance Committee met five times during 2020.

The Board’s Role in Risk Oversight

The Board’s responsibilities in overseeing our management and business include oversight of the Company’s key risk and management processes and controls. Management, in turn, is responsible for the day-to-day management of risk and implementation of appropriate risk management controls and procedures.

The risk of incurring losses on the loans is an inherent feature of the banking business and, if not effectively managed, such risks can materially affect our results of operations. Accordingly, the Board, as a whole, exercises oversight responsibility over the processes that our management employs to manage this risk. The Board fulfills that oversight responsibility by:

•	Monitoring trends in our loan portfolio and allowance for loan losses;

•	Establishing internal limits related to our lending exposure and reviewing and determining whether or not to approve loans in amounts exceeding established limits;

•

Reviewing and discussing, at least quarterly and more frequently as the Board deems necessary, reports from the Bank’s chief credit officer relating to such matters as (i) risks in our loan portfolio, (ii) economic conditions or trends that could reasonably be expected to affect (positively or negatively) the performance of the loan portfolio or require increases in the allowance for loan losses and (iii) specific loans that have been classified as “special mention,” “substandard” or “doubtful” and, therefore, require increased attention from management;

•	Reviewing, at least quarterly, management’s determinations with respect to the adequacy of, and any provisions required to be made to replenish or increase, the allowance for loan losses;

•	Reviewing management reports regarding collection efforts with respect to nonperforming loans; and

•	Authorizing the retention of, and reviewing the reports of, external loan review consultants with respect to the risks in and the quality of the loan portfolio.

Although risk oversight permeates many elements of the work of the full Board and its committees, the Audit Committee is responsible for overseeing any other significant risk management processes. The Audit Committee oversees these risk management processes, and periodically reporting its findings and other recommendations to the full Board.

Audit Committee Oversight Responsibilities. The Audit Committee’s responsibilities in overseeing risk management processes include:

•	Oversight of the internal audit function, with the internal auditor reporting directly to the Audit Committee;

•	Oversight of the Company’s independent public accounting firm; and

•	Review of reports from management and the internal auditor regarding the adequacy and effectiveness of various internal controls.

Selection and Nomination of Candidates for Election to the Board of Directors

Our Board has delegated to the Nominating and Corporate Governance Committee the responsibility for developing and recommending to the Board, for its consideration and approval, the specific qualifications and criteria for prospective director candidates as its deems necessary or advisable. The Nominating and Corporate Governance Committee is also charged with recommending to our Board specific candidates for election as directors. The Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, shareholders and others using the same criteria to evaluate all candidates. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may consider all facts and circumstances, including among other things, the skills of the prospective director candidate, his or her breadth of business or other experience, his or her independence, and the our particular needs and the needs of our Board. The Nominating and Corporate Governance Committee is authorized to engage consultants or third party search firms to assist in identifying and evaluating potential nominees at our expense.

Any shareholder may submit, for consideration and nomination by the Nominating and Corporate Governance Committee any candidate or candidates for election to the Board at any annual meeting of the Company’s shareholders by following the notice procedures and providing the information required our Bylaws. To nominate a candidate for election as a director at an annual meeting of shareholders, our Bylaws require a shareholder to provide us with written notice no earlier 90 days and no later than 60 days before the date such annual meeting is to be held. If the current year’s annual meeting is called for a date that is not within 30 days of the anniversary of the previous year’s annual meeting, the notice must be received not later than 10 days following the day on which public announcement of the date of the annual meeting is first made. Our Bylaws require that the nominating shareholder’s notice include information regarding the candidate for election as director, including the full name, age and date of birth of each candidate; the business and residence address and telephone numbers of each candidate; the education background and business/occupational experience of each candidate including a list of positions held for at least the preceding five years; the class and number of shares of the corporation beneficially owned by the candidate; and a signed representation by the candidate that the candidate will timely provide any other information that we reasonably request the purpose of preparing our disclosures regarding to the solicitation of proxies for the election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present in person and the candidate must be present in person at the meeting for the election of directors. Shareholders are advised to carefully review our Bylaws, which contain a description of the information required to be submitted, as well as the advance notice and other requirements that apply to nominations by shareholder of candidates for election to the Board.

Policies and Procedures for Approval of Related Person Transactions

Our Board of Directors has adopted a written Related Party Transactions Policy. The policy describes the procedures used to identify, review, approve and disclose, if necessary, any transaction occurring since the beginning of our last fiscal year, or any currently proposed transaction, involving the Company where the amount involved exceeds $120,000 and in which any of the following persons had or will have a direct or indirect material interest: (i) a director or director nominee; (ii) an executive officer; (iii) a person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock; or (iv) a person known by the Company to be an immediate family member of any of the foregoing. Each such transaction is referred to as a “Related Party Transaction.”

Under the policy, each of our directors and executive officers is required to inform the Chief Financial Officer of any potential Related Party Transaction. In addition, on an annual basis, each director and executive officer completes a questionnaire designed to elicit information about any potential Related Party Transactions. Once a potential transaction is identified and is determined to constitute a Related Party Transaction, the Nominating and Corporate Governance Committee is provided with details regarding the transaction, including the terms of the transaction, the business purpose of the transaction and the benefit of the transaction to the Company and the relevant related party. The Nominating and Corporate Governance Committee is then required to review the transaction to determine whether it should be permitted or prohibited. In making its determination, the

Nominating and Corporate Governance Committee will consider all relevant factors, including but not limited to (i) whether the terms of the Related Party Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party, (ii) whether there are business reasons for the Company to enter into the Related Party Transaction, (iii) whether the Related Party Transaction would impair the independence of an outside director, and (iv) whether the Related Party Transaction would present an improper conflict of interest for any director or executive officer of the Company. Any member of the Nominating and Corporate Governance Committee that has an interest in a Related Party Transaction will abstain from voting on approval of the transaction but, if requested, may participate in the committee’s discussions regarding the transaction.

Some of our officers and directors and the business organizations with which they are associated, have been customers of, and have engaged in banking transactions with, the Bank in the ordinary course of business, and we expect that they will continue to engage in such banking transactions in the future. All of the banking transactions described in this paragraph are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. As of the date of this proxy statement, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. The Bank is restricted as to the extent and amount of loans it can make to our officers and directors. All of the banking transactions described in this paragraph have complied with said restrictions. In addition, prior approval of the Bank’s board of directors is required for all such loans in amounts greater than $500,000 to members of our Board of Directors or executive officers.

The Bank leased its former headquarters from an entity of which our Chairman, Mr. Cortese, is a majority beneficial owner. The Bank first entered into this lease when the Bank was organized in 2007. The lease expired on September 30, 2020. Prior to entering into the original lease, the Bank obtained an independent appraisal of the lease to confirm that initial rental rates were at fair market value as of the inception of the lease. Under the terms of the lease, we paid rent and a proportionate share of taxes and operating costs totaling $259,000 during 2020.

Director Compensation

Our non-employee directors may receive both cash and equity compensation. Board compensation is reviewed by comparison to peer institutions using publicly available information, every three years or earlier if requested. Director compensation is designed to attract and retain persons who are well qualified to serve as directors of the Company and the Bank.

The base annual retainer for all directors is $36,000. Directors serving on two committees, one of which includes the Bank’s Loan Committee and/or Audit Committee (effective July 1, 2020), receive $12,000 in addition to the base annual retainer. Directors serving on two committees, not including the Bank’s Loan Committee and/or Audit Committee (effective July 1, 2020), receive $6,000 in addition to the base annual retainer. Directors may elect to receive their base annual retainer and any additional fees in the form of cash or stock. During 2020, in addition to the base annual retainer and additional fees, the Chairman of the Board and all other directors received an annual stock award having a grant date fair value of $25,000 and $12,500, respectively.

The following table sets forth information about the compensation of our directors in 2020. Mr. Shelton, our President and Chief Executive Officer, earned no additional compensation for his service as a director. Ms. Levenson joined our Board of directors in 2021 and earned no compensation in 2020.

Director	Fees Earned or Paid in Cash	Stock Awards (1)(3)	Option Awards (4)	Total Compensation
Andrew J. Armanino	$—	$60,500	$—	$60,500
Stephen A. Cortese	$—	$73,000	$—	$73,000
Kevin J. Cullen	$48,000	$12,500	$—	$60,500
Stephen R. Dathe	$48,000	$12,500	$—	$60,500
Wayne S. Doiguchi (2)	$64,000	$27,500	$—	$91,500
Donald J. Kintzer	$12,000	$45,500	$—	$57,500
Rochelle G. Klein	$48,000	$12,500	$—	$60,500
Julie J. Levenson	$—	$—	$—	$—
Frank L. Muller	$—	$48,500	$—	$48,500
Steven E. Shelton	$—	$—	$—	$—
Edmond E. Traille	$45,000	$12,500	$—	$57,500

(1)

The grant date fair value of the stock awards is based on the fair market value of a share of common stock on the grant date, computed in accordance with FAB ASC Topic 718. This column includes awards of stock and stock issued in leiu of cash fees.

(2)

Includes a special director fee in recognition of Mr. Doiguchi’s business development efforts in the Bank’s San Jose market area of $16,000 in cash and a stock award having a grant date fair value of $15,000.

(3)	As of March 31, 2021, no director had restricted stock awards or restricted stock units outstanding.
(4)

As of March 31, 2021, each of Mr. Cullen, Mr. Dathe and Ms. Klein held options to acquire 2,100 shares of our common stock. These options are fully vested, have an exercise price of $6.00 per share and expire on December 15, 2021.

Compensation Committee Interlocks and Insider Participation

In 2020, the Compensation Committee was comprised of four independent directors, including one Chair. No member of the Compensation Committee is a current, or during 2020 was a former, executive officer or employee of the Company or any of its subsidiaries. During 2020, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. In 2020, none of our executive officers served on the Board of Directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or its Compensation Committee.

Communications with the Board

Shareholders interested in communicating with members of the Board of Directors or the non-management directors as a group may do so by writing to the Chairman of the Board of Directors, c/o Corporate Secretary, California BanCorp, 1300 Clay Street, Suite 500, Oakland, California 94612. The Corporate Secretary will review and forward to the appropriate members of the Board copies of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that she otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by that committee.

EXECUTIVE OFFICERS

Executive officers are appointed by and serve at the discretion of the Board of Directors. Set forth below is biographical information regarding our executive officers, other than Mr. Shelton, whose biographical information is provided above under “Election of Directors (Proposal No. 1).” No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or any of our current directors. There are no arrangements or understandings between any of the officers and any other person pursuant to which he or she was selected as an officer. None of executive officers has been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our directors or executive officers during the last ten years that we consider material to the evaluation of the ability and integrity of any executive officer.

Thomas A. Sa, age 59, has served as Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company and the Bank since May 2019. Prior to joining the Company, Mr. Sa was an Executive Vice President of Western Alliance Bancorp from 2015 to 2019, most recently serving as Chief Risk Officer from November 2017 to May 2019. Prior to that, Mr. Sa held various executive roles including Executive Vice President, Chief Financial Officer of Bridge Bank, N.A. and its holding company, Bridge Capital Holdings from inception in 2001 to its merger with Western Alliance Bancorp in 2015. He was a director of Bridge Bank and Bridge Capital Holdings from 2010 to 2015.

Tom M. Dorrance, age 59, has served as the Bank’s Senior Executive Vice President / Technology and Operations since 2015. Previously, Mr. Dorrance served as Senior Vice President and Chief Information Officer since the Bank’s organization in 2007. Mr. Dorrance was Senior Vice President and Chief Information Officer at North Bay Bancorp from 2006 to 2007, Director of Technology and Interim Chief Information Officer at Chela Education Financing, Inc. from 2002 to 2006. Prior to that Mr. Dorrance had management roles at Civic Bank of Commerce from 2000 to 2002 and Bank of America, NT & SA from 1992 to 2000.

Vivian Z. Mui, age 41, has served as Senior Executive Vice President and Credit Officer of the Bank since May 2019. Prior to that Ms. Mui served as Deputy Chief Credit Officer of the Bank from 2007 to 2019. Prior to 2007, Ms. Mui spent 17 years in various credit administration and line of business roles at Mechanics Bank.

Scott Myers, age 51, has served as Senior Executive Vice President and Chief Lending Officer of the Bank since April 2019. Prior to that Mr. Myers was a Senior Vice President of Wells Fargo Bank, most recently serving as Sacramento Region Manager from 2013 to 2019.

Michele M. Wirfel, age 53, has held the role of Senior Executive Vice President and Chief Banking Officer since May 2018 and has served the Bank since its inception in 2007, holding various management positions. Prior to 2007, Ms. Wirfel spent four years in a Senior Vice President role at Scott Valley Bank, and 12 years in various management roles with CivicBank of Commerce, including Senior Vice President and Regional Manager.

EXECUTIVE OFFICER COMPENSATION

Compensation Paid to Named Executive Officers

The following table provides information regarding the compensation of our Chief Executive Officer and our two other mostly highly compensated executive officers for the fiscal year ended December 31, 2020, all of whom comprised our “named executive officers.”

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	Equity Awards (2)	All Other (3)	Total
Steven E. Shelton	2020	$400,000	$200,000	$72,163	$33,014	$30,078	$735,255
President and Chief Executive Officer	2019	$386,250	$178,742	$250,066	$250,008	$28,366	$1,093,432

Thomas A. Sa (4)	2020	$298,000	$175,000	$80,500	$29,130	$22,049	$604,679
Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer	2019	$179,236	$130,500	$217,031	$217,018	$12,367	$756,152

Scott Myers (5)	2020	$269,666	$150,000	$63,250	$26,217	$36,213	$545,346
Senior Executive Vice President and Chief Lending Officer	2019	$200,515	$200,000	$20,428	$138,294	$26,373	$585,610

(1)

These amounts represent the aggregate grant date fair value of stock options granted in 2018 and 2019, calculated in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718 (“FASB ASC Topic 718”).

(2)	These amounts represent the aggregate grant date fair value of restricted stock awards granted 2018 and 2019, calculated in accordance with FASB ASC Topic 718.
(3)

All Other Compensation consisted of amounts pertaining to the executive’s 401(k) match, auto allowance, health club and/or country club dues, group term life insurance, and long term disability insurance.

(4)	Mr. Sa became the Chief Financial Officer and Chief Operating Officer of the Company and the Bank in May 2019.
(5)	Mr. Myers became the Chief Lending Officer of the Bank in April 2019.

Summary of Material Components of Compensation Program

The Company’s executive compensation philosophy is intended to provide a total compensation package that is competitive with market practice while varying awards to recognize Company and individual performance. The objective is to provide competitive pay for achieving performance goals consistent with the Company’s business objectives and its performance compared to the performance of other companies in its industry. The Company’s philosophy is that actual compensation should exceed market when superior performance is achieved and be lower than market when performance falls below expectations.

•

Base Salaries—In order to reward and retain its top talent, the Board’s philosophy is for base salaries to approximate the 50th—75th percentile of its top performing bank peers. While the Board considers other factors in determining total compensation, base salaries, which have a more immediate impact, must be competitive to attract and retain talent.

•

Short-Term Incentives—Our annual bonus program is primarily based on the Company meeting or exceeding pre-established annual performance targets, such as pre-tax income, the results of bank regulatory exams and both loan and non-interest bearing deposit growth targets.

•

Long-Term Incentives—We maintain equity incentive plans to provide financial incentives for selected employees of the Company. We believe these plans promote our long-term growth and financial success by attracting and retaining employees of outstanding ability, strengthening our capacity to develop, maintain, and direct a competent management team, providing an effective means for selected employees to acquire and maintain ownership of Company stock, motivating employees to achieve long-range performance goals and objectives, and providing incentive compensation opportunities competitive with those of our peers. We typically provide long-term equity incentives in the form of stock options or restricted common stock, subject to a five-year vesting schedule, to encourage retention and ownership. Awards are granted at the discretion of the Compensation Committee. If a participant terminates their employment or is terminated for cause, he or she will forfeit their unvested shares, though the Compensation Committee has the discretion to accelerate vesting upon an employee’s retirement or otherwise.

Steven E. Shelton. The Bank entered into an employment agreement with Steven E. Shelton effective May 7, 2018 pursuant to which he serves as President and Chief Executive Officer. The employment agreement has a seven year term. The employment agreement provides for a base salary of $375,000, which is subject to annual review by the Compensation Committee of the Bank, and Mr. Shelton is eligible for an annual bonus pursuant to an executive incentive plan to be developed each year by the Bank’s Board of Directors. As of the effective date of the employment agreement, Mr. Shelton received a grant of 11,710 shares of restricted stock grant and options to purchase 42,517 shares of common stock, each of which vest ratably over seven years from the date of grant. He is entitled to an automobile allowance of $900 per month. If the Bank terminates Mr. Shelton’s employment without cause or he terminates his employment for good reason (as defined in his employment agreement), subject to his providing a release of claims in favor of the Bank, Mr. Shelton will receive a lump sum payment equal to his annual base salary plus the average of his three most recent annual bonuses and monthly payments in amounts equal to the cost of his COBRA premiums for up to 18 months. Following a change in control of the Company, in the event Mr. Shelton is terminated without cause or terminates his employment for good reason, he will be entitled to a lump sum payment equal to two times his annual base salary plus the average of his annual bonuses, the COBRA benefits described above and accelerated vesting of the restricted stock and stock options described above.

In accordance with his employment agreement, the Bank and Mr. Shelton also entered into an Executive Supplemental Compensation Agreement providing for an aggregate projected defined contribution amount of $2.0 million with monthly payments generally commencing upon his retirement. This benefit is subject to a five year vesting period and full vesting if he is terminated or quits for good reason (as defined in the agreement) in connection with a change of control. The Bank and Mr. Shelton have also entered into a split-dollar joint beneficiary agreement that shares the proceeds of bank owned life insurance previously purchased on his life such that if he should he die while employed, his named beneficiaries would receive a specified sum or the net amount at risk, whichever is smaller. As of December 31, 2020, this benefit was valued at $1,350,000.

Thomas A. Sa. The Bank entered into an employment agreement with Thomas A. Sa effective May 20, 2019 pursuant to which he serves as Senior Executive Vice President and Chief Financial Officer. The employment agreement has a term of three years after which it automatically renews for one additional year unless either party elects to terminate it prior to the renewal. The employment agreement provides that Mr. Sa will receive a base salary of $290,000, which is subject to annual review by the Compensation Committee of the Bank. He is eligible for an annual bonus pursuant to an executive incentive plan to be developed each year by the Bank’s Board of Directors. As of the effective date of the employment agreement, Mr. Sa received a grant of 10,089 shares of restricted stock and options to purchase 25,000 shares of common stock, each of which vest ratably over five years from the date of grant. He is entitled to an automobile allowance of $900 per month. If the Bank terminates Mr. Sa’s employment without cause or he terminates his employment for good reason (as defined in his employment agreement), subject to his providing a release of claims in favor of the Bank, Mr. Sa would receive a lump sum payment equal to his annual base salary plus the average of his three most recent annual bonuses and monthly payments in amounts equal to the cost of his COBRA premiums for up to 12 months. Following a change in control of the Company, in the event Mr. Sa is terminated without cause or terminates his employment for good reason, he will be entitled to a lump sum payment equal to two times his annual base salary plus the average of his three most recent annual bonuses, the COBRA benefits described above and accelerated vesting of all of his restricted stock and stock options.

In accordance with Mr. Sa’s employment agreement, the Bank implemented a supplemental executive retirement plan for Mr. Sa providing for an aggregate defined contribution amount of up to $835,000, with monthly payments generally commencing upon his retirement. This benefit is subject to a five year vesting period and full vesting upon a change of control. In addition, the Bank agreed to obtain a bank owned split-dollar life insurance policy and enter into a related joint beneficiary agreement that will provide a shared death benefit in the event Mr. Sa’s employment with the Bank is terminated due to his death before he is fully vested in the supplemental executive retirement plan.

Equity Incentive Plans

We maintain several equity incentive plans: A 2017 Equity Incentive Plan (the “2017 Plan”), a 2014 Equity Incentive Plan (the “2014 Plan”) and a 2007 Equity Incentive Plan (the “2007 Plan”). In 2020, our shareholders approved the amendment and restatement of the 2017 Plan to, among other things, increase the number of shares available for awards under the plan. As of December 31, 2020, there were awards for 640,875 shares outstanding under these three plans, which were issued to our employees, officers and directors, and 529,461 shares remained available for future grants under the 2017 Plan. No further awards may be granted under the 2014 Plan or the 2007 Plan.

The purpose of the 2017 Plan is to provide selected present and future employees, directors and consultants of the Company and its subsidiaries and affiliates with stock-based incentives and other equity interests in the Company, thereby giving them a stake in the growth and prosperity of the Company and encouraging their continued services with the Company. The 2017 Plan, as amended and restated in 2020, provides for the issuance of up to 920,000 shares of common stock pursuant to awards of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock and stock unit awards, and other forms of equity or cash compensation. When awards under the 2017 Plan expire or are forfeited or cancelled, the underlying shares will become available for future awards under the 2017 Plan. However, shares that are delivered to or withheld by the Company to satisfying the payment of the exercise price of an award or to satisfy tax withholding obligations are counted against the number of shares available for awards and cease to be available for grant under the 2017 Plan. Any shares subject to awards issued that we may issue in substitution or replacement of awards issued by another entity in connection with our acquisition of, or combination with, such other entity would not count against the 2017 Plan’s share grant limits.

The 2017 Plan is administered by the Compensation Committee of the Company’s Board of Directors. The Compensation Committee may, in its discretion, at the time an award is made under the 2017 Plan or at any time prior to, coincident with or after the time of a change of control, subject to certain limitations, provide for the acceleration of any time periods relating to the exercise or vesting of an award. If, prior to a change of control, the Compensation Committee determines that awards under the 2017 Plan will not be honored or assumed or substituted with substantially equivalent rights following the change of control, the committee may accelerate the vesting of any outstanding awards unless otherwise provided in the applicable award agreement.

The 2017 Plan provides that awards and cash incentive compensation may be subject to clawback from our executives if we are required to prepare a financial restatement due to our material non-compliance with any financial reporting requirements.

The 2014 Plan and the 2007 Plan do not have clawback provisions but are otherwise similar to the 2017 Plan in most material respects.

Outstanding Equity Awards

The following table provides information regarding the outstanding stock options and restricted stock unit awards held by each of named executive officers as of December 31, 2020.

Executive Officer	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)		Market Value of Shares or Units of Stock That Have Not Vested (2)
Steven E. Shelton	8,032	893	(3)	$12.95	09/19/26	—		$—
	3,579	1,921	(4)	$20.62	12/21/27	473	(5)	$7,360
	3,487	2,013	(6)	$23.45	01/18/28	495	(7)	$7,702
	11,699	30,818	(8)	$21.35	06/21/28	8,482	(9)	$131,980
	1,700	6,800	(10)	$11.50	03/19/30	1,360	(11)	$21,162
Thomas A. Sa	5,000	20,000	(12)	$19.93	07/18/29	8,711	(13)	$135,543
	1,400	5,600	(14)	$11.50	03/19/30	1,200	(15)	$18,672
Scott Myers	4,000	16,000	(16)	$19.02	05/16/29	7,271	(17)	$113,137
	1,100	4,400	(18)	$11.50	03/19/30	1,080	(19)	$16,805

(1)	This column represents the unvested shares of underlying restricted stock unit awards granted.
(2)	The market value of the shares of underlying restricted stock unit awards that have not vested is based on the closing price of our common stock of $15.56 at December 31, 2020.
(3)	Vests with respect to 148.75 shares each month until fully vested on September 19, 2021.
(4)	Vests with respect to 91.67 shares each month until fully vested on December 31, 2022.
(5)	Vests with respect to 22.50 shares each month until fully vested on December 31, 2022.
(6)	Vests with respect to 91.67 shares each month until fully vested on January 18, 2023.
(7)	Vests with respect to 22.50 shares each month until fully vested on January 18, 2023.
(8)	Vest with respect to 454.30 shares each month until fully vested on June 21, 2023.
(9)	Vests with respect to 97.58 shares each month until fully vested on June 21 2023.
(10)	Vests with respect to 1,700 shares each year until fully vested on March 19, 2025.
(11)	Vests with respect to 340 shares each year until fully vested on March 19, 2025.
(12)	Vests with respect to 5,000 shares each year until fully vested on July 18, 2024.
(13)	Vests with respect to 2,177 shares each year until fully vested on July 18, 2024.
(14)	Vests with respect to 1,400 shares each year until fully vested on March 19, 2025.
(15)	Vests with respect to 300 shares each year until fully vested on March 19, 2025.
(16)	Vests with respect to 4,000 shares each year until fully vested on May 16, 2024.
(17)	Vests with respect to 1,817 shares each year until fully vested on May 16, 2024.
(18)	Vests with respect to 1,100 shares each year until fully vested on March 19, 2025.
(19)	Vests with respect to 270 shares each year until fully vested on March 19, 2025.

REPORT OF THE AUDIT COMMITTEE

Role and Responsibilities of Audit Committee

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent public accounting firm, Crowe LLP (“Crowe”), is responsible for auditing the financial statements and for expressing an opinion as to whether the financial statements present fairly the consolidated financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles in the United States.

By contrast the Audit Committee’s duty is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the financial statements, to plan or conduct audits, or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The members of the Audit Committee are not professionally engaged in the practice of accounting and none of the Audit Committee members is, and none of them represents himself to be, performing the functions of auditors or accountants for the Company. Accordingly, the members of the Audit Committee may rely, and have relied, without independent verification, on the information provided to them and on the representations made by management and Crowe. Additionally, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2020 (the “2020 financial statements”).

The Audit Committee has reviewed and discussed the 2020 financial statements with management and Crowe. In addition, the Audit Committee has discussed with Crowe the matters required pursuant to Auditing Standard 1301, Communications with Audit Committees, the written disclosures and the letter from Crowe required by applicable requirements of the Public Company Accounting Oversight Board regarding communications by Crowe with the Audit Committee concerning independence and has discussed the independence disclosures and that letter with Crowe and has considered the compatibility of any non-audit services performed for the Company by Crowe on its independence. Based solely on the Audit Committee’s review of these matters and its discussions with the Company’s management and Crowe, the Audit Committee recommended to the Board of Directors that the Company’s 2020 financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Edmond E. Traille, Chairman

Rochelle G. Klein

Donald J. Kintzer

The foregoing report shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

INDEPENDENT PUBLIC ACCOUNTING FIRM

Crowe has served as the Company’s independent public accountants since 2017, and, in that capacity, audited the Company’s consolidated financial statements, for the fiscal years ended December 31, 2020, 2019, 2018, and 2017. Crowe previously served as the auditor of our subsidiary, California Bank of Commerce, since 2011 until we completed our bank holding company reorganization in 2017.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s Charter provides that the Audit Committee must pre-approve all audit and non-audit services to be performed by the Company’s independent public accounting firm. In accordance with that requirement, the Audit Committee pre-approved the engagement of Crowe pursuant to which it provided the services described below for the fiscal years ended December 31, 2020 and 2019.

In addition, all of the audit and non-audit services performed by Crowe in fiscal years 2020 and 2019 were pre-approved by the Audit Committee.

Audit and Other Fees Paid in Fiscal Years 2020 and 2019

Crowe performed the following services for the Company relating to the years ended December 31, 2020 and December 31, 2019:

Audit Services Rendered by Crowe. During the years ended December 31, 2020 and 2019, Crowe rendered audit services to us which consisted of: (i) an audit of the Company’s consolidated financial statements for the years then ended, including quarterly reviews of the consolidated financial statements during those years; and (ii) an audit of the effectiveness of the Company’s internal control over financial reporting. Additionally, during 2019 Crowe performed a review of the Company’s Form 10 Registration Statement and financial statements as of and for the nine months ended September 30, 2019 and 2018.

Audit Related Services Rendered by Crowe. Crowe did not render any audit related services to us during 2020 or 2019.

Tax Related Services. During the years ended December 31, 2020 and 2019, Crowe rendered tax related services to us which consisted of preparing the Company’s tax returns for the years then ended.

Other Services. Crowe did not render any other services to us during 2020 or 2019.

The following table contains information regarding the fees billed by Crowe for the services it rendered to us in 2020 and 2019.

Independent Public Accountant Fees	2020	2019
Audit services	$654,066	$1,298,534
Audit related services	$—	$—
Tax related services	$58,574	$42,312
Other services	$—	$—

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

The Audit Committee of our Board of Directors has selected Crowe LLP as our independent public accounting firm for our fiscal year ending December 31, 2021. A representative of Crowe is expected to attend the Annual Meeting and will be afforded an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders in attendance at the Annual Meeting.

Proposal to Ratify Appointment of Independent Public Accountants

A proposal will be presented at the Annual Meeting to ratify the Audit Committee’s appointment of Crowe as the Company’s independent public accounting firm for the fiscal year ending December 31, 2021. Although ratification by shareholders is not a prerequisite to the power and authority of the Audit Committee to appoint Crowe as the Company’s independent public accountants, the Audit Committee considers such ratification to be desirable. In the event of a negative vote on such ratification, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time if the Audit Committee deems such a change to be in the best interests of the Company and its shareholders.

Vote Required and Recommendation of the Board of Directors

Approval of this proposal requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting, provided that such shares also constitute at least a majority of the required quorum. Abstentions and broker non-votes are not counted in determining whether the affirmative votes constitute a majority of the shares present or represented and voting at the Annual Meeting for this proposal but could affect whether this proposal is approved because they do not count as affirmative votes in determining whether the shares voting affirmatively on the proposal constitute at least a majority of the required quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS OUR

INDEPENDENT PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021

SOLICITATION

We will pay the costs of soliciting proxies from our shareholders, and plan on soliciting proxies by mail. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In order to ensure adequate representation at the Annual Meeting, our directors, officers and employees and those of the Bank may, without additional compensation therefor, communicate with shareholders, brokerage houses and others by telephone, email, facsimile, or in person, to request that proxies be furnished. We also may retain a proxy solicitation firm to serve as a proxy solicitor for us at a fee that we expect would not exceed $10,000, plus reimbursement of its out-of-pocket expenses. If retained, such firm may solicit proxies via personal interview, telephone, facsimile, email and mail. We will reimburse brokerage houses, banks, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company’s common stock.

SHAREHOLDER PROPOSALS

Under Exchange Act Rule 14a-8, any shareholder desiring to submit a proposal for inclusion in our proxy materials for our 2021 annual meeting of shareholders must provide the Company with a written copy of that proposal by no later than December 16, 2021, which is the 120th day before the first anniversary of the date on which the Company’s proxy materials for the 2021 Annual Meeting are being released. However, if the date of our 2022 annual meeting of shareholders changes by more than 30 days from the date of the Annual Meeting in 2021, then the deadline would be a reasonable time before we begin to print and mail our proxy materials for our 2022 annual meeting of shareholders. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Exchange Act, and the rules of the SEC thereunder and other laws and regulations to which interested shareholders should refer.

In accordance with the advance notice requirements contained our Bylaws, a shareholder who proposes to bring business before, or make nominations of persons for election to the Board of Directors at the 2022 annual meeting of shareholders but who does not desire to have the proposal included our proxy materials for the meeting must deliver written notice to the Company’s Secretary no earlier than 90 calendar days and no later than sixty 60 calendar days before the date such annual meeting is to be held. If our 2022 annual meeting is called for a date that is not within 30 days of the anniversary of the 2021 Annual Meeting, notice must be received not later than 10 calendar days following the day on which public announcement of the date of the annual meeting is first made. A shareholder’s written notice must include certain information concerning the shareholder and each nominee or proposal as described in our Bylaws. Shareholder proposals or nominations for directors that do not meet the notice requirements set forth above and set forth in our Corporate Bylaws will not be acted upon at the 2022 annual meeting of shareholders.

Nominations and shareholder proposals, as well as requests for a copy of the Company’s Bylaws (which will be furnished to any shareholder without charge upon written request), should be directed to Tommiette Rey, Corporate Secretary, 1300 Clay Street, Suite 500, Oakland, California 94612.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC.

Based solely on our review of these reports and of certifications furnished to us, during the year ended December 31, 2020, each of our executive officers and directors named in this proxy statement other than

Ms. Levenson filed one late Form 3; each of the executive officers named in this proxy statement filed one late Form 4, in each case reporting the receipt of a grant of a stock option and a grant of a restricted stock unit award; each of the directors other than Ms. Leveson file a late Form 4 reporting the receipt of an award of shares of common stock and a grant of a restricted stock unit award and, in addition, Mr. Armanino, Mr. Cortese, Mr. Kintzer and Mr. Muller and each filed a late Form 4 reporting an award of shares in lieu of director fees.

OTHER MATTERS

We are not aware of any other matters to come before the Annual Meeting. If any other matter not mentioned in this Proxy Statement is properly brought before the Annual Meeting, the proxy holders named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether you vote by telephone, on the Internet or return your proxy card by mail.

By Order of the Board of Directors

Stephen A. Cortese

Chairman of the Board of Directors

April 20, 2021

A copy of our 2020 Annual Report is being mailed concurrently with this Proxy Statement to all shareholders of record as of March 31, 2021. The 2020 Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

ADDITIONAL COPIES OF THE 2020 ANNUAL REPORT WILL BE PROVIDED (WITHOUT EXHIBITS) TO SHAREHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, CALIFORNIA BANCORP, 1300 CLAY STREET, SUITE 500, OAKLAND, CALIFORNIA 94612.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Pacific Time, on May 20, 2021.

Online

Go to www.envisionreports.com/CALB or scan the QR code — login details are located in the shaded bar below.

Phone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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2021 Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE

ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:

	01 – Stephen A. Cortese, Chairman	02 – Andrew J. Armanino	03 - Kevin J. Cullen	04 – Stephen R. Dathe
	05 – Wayne S. Doiguchi	06 – Donald J. Kintzer	07 – Rochelle G. Klein	08 – Julie J. Levenson
	09 – Frank L. Muller	10 – Steven E. Shelton	11 – Edmond E. Traille

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10	11
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. Ratification of the Appointment of Independent Public Accounting Firm. To ratify the appointment of Crowe LLP as our independent public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐	3. Other Business. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — California BanCorp

Notice of 2021 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 20, 2021 at 10:00 a.m.

1300 Clay Street, Suite 500, Oakland, CA 94612

The undersigned shareholder of California BanCorp (“CALB”) hereby nominates, constitutes and appoints Steven E. Shelton, President & CEO and Thomas A. Sa, Chief Financial/Operating Officer, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of California BanCorp held of record by the undersigned as of March 31, 2021, the record date with respect to this solicitation, at the Annual Meeting of Shareholders of CALB be held at 1300 Clay Street, Suite 500, Oakland, CA 94612 on May 20, 2021 at 10:00 a.m. and any adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if present, as stated on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER OR, IF NO INSTRUCTIONS ARE GIVEN BY THE SHAREHOLDER, THE PROXY HOLDERS WILL VOTE “FOR” EACH OF THE LISTED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS (PROPOSAL 1) and “FOR” RATIFICATION OF THE BOARD’S SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS (PROPOSAL 2).

IF ANY OTHER BUSINESS IS PRESENTED AT SAID MEETING OR ANY ADJOURNMENTS, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.